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[PIONEER DRILLING COMPANY LOGO]	CONTACTS: Wm. Stacy Locke, President & CEO Pioneer Drilling Company 210-828-7689
FOR IMMEDIATE RELEASE	Ken Dennard / ksdennard@drg-e.com Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

PIONEER DRILLING REPORTS FISCAL
FOURTH QUARTER AND YEAR END 2004 RESULTS
Fourth quarter revenues were up 33 percent
Fourth quarter net income was $0.02 per diluted share

JUNE 23, 2004—SAN ANTONIO, TEXAS—Pioneer Drilling Company (AMEX: PDC) today reported results for the three months and twelve months ended March 31, 2004.

        Revenues for the fiscal fourth quarter of 2004 were $33.4 million, compared to revenues of $25.1 million in the fourth quarter of 2003. Net earnings in the fourth quarter of 2004 were $409,000, or $0.02 per diluted share, versus a net loss of $1.9 million, or $0.11 loss per share, during the fourth quarter of 2003.

        Revenue days were 2,496 days during the fourth quarter of fiscal 2004 compared to 1,808 days for the fourth quarter of fiscal 2003. Average rig utilization for the fourth quarter was 91 percent, up from 84 percent in the same period last year.

        Wm. Stacy Locke, Pioneer's President and Chief Executive Officer, stated, "We ended the fiscal year with a strong fourth quarter. By all measures—utilization, revenue days, operating income and earnings—we showed improvement in the fourth quarter over the third quarter. We are pleased that operating income was sufficient to have generated our first net earnings in eight quarters."

        "We are optimistic about what we observe in each of our three markets. Demand for rigs continues to improve, thereby allowing us to gradually increase dayrates and profitability on turnkey contracts. With continued strong commodity prices, particularly natural gas prices, we see no reason why the current trends will not continue."

        "Over the last several years we have maintained a focus on growth and intend to continue to look for strategic and financially attractive growth opportunities. During our last fiscal year, we increased our rig fleet by 46 percent, from 24 to 35 drilling rigs, in four separate acquisitions, two of which allowed the Company to expand geographically. We also remained focused on achieving favorable returns on our investment in equipment and are pleased to have added the 11 rigs in fiscal 2004, at an average cost of $2.1 million per rig," concluded Mr. Locke.

        Revenues for the twelve months of fiscal year 2004 were $107.9 million compared to revenues of $80.2 million for the twelve months of fiscal year 2003. Net loss during the twelve months of 2004 was $1.8 million, or $0.08 loss per share, versus a net loss of $5.1 million, or $0.31 loss per share, during the twelve months of fiscal 2003.

        Revenue days were 8,764 days during the full year of fiscal 2004 compared to 6,419 days for fiscal 2003. Average rig utilization during fiscal 2004 was 88 percent, up from 79 percent last year.

        The Company also announced that its shelf registration statement was declared effective by the SEC on June 22, 2004. That registration statement relates to possible resale of shares of the Company's common stock by investors who acquired shares in the Company's February 2004 private placement.

        Pioneer Drilling's management team will be holding a conference call on Wednesday, June 23, 2004, at 11:00 a.m. eastern time. To participate in the call, dial (303) 262-2141 at least ten minutes before the conference call begins and ask for the Pioneer Drilling conference call. A replay of the call will be available approximately two hours after the call ends and will be accessible until June 30, 2004. To access the replay, dial (303) 590-3000 and enter the pass code 580828.

        Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing Pioneer Drilling's web site at http://www.pioneerdrlg.com. To listen to the live call on the web, please visit Pioneer Drilling's web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.

Pioneer Drilling Company provides land contract drilling services to independent and major oil and gas operators drilling wells in North, East and South Texas and North Louisiana. Pioneer's fleet consists of 36 land drilling rigs that drill in depth ranges between 8,000 and 18,000 feet.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company's growth opportunities, demand for rigs, continued strong commodity prices, the Company's ability to increase dayrates and profitability on turnkey contracts, and the Company's expectations regarding its returns on investment in equipment and trends in the Company's markets. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company's future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended March 31, 2003 and subsequent Form 10-Qs.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Statements of Operations

	(Unaudited) Three Months Ended		Year Ended
	3/31/04	3/31/03	3/31/04	3/31/03
Revenues:
Contract drilling	$33,366,706	$25,070,762	$107,875,533	$80,183,486

Costs and Expenses:
Contract drilling	26,746,836	23,081,669	88,504,102	70,823,310
Depreciation	4,489,956	3,438,557	16,160,494	11,960,387
General and administrative	745,598	554,768	2,772,730	2,232,390
Bad debt expense	—	—	—	110,000

Total operating costs	31,982,390	27,074,994	107,437,326	85,126,087

Operating income (loss)	1,384,316	(2,004,232)	438,207	(4,942,601)

Other income (expense):
Interest expense	(690,596)	(798,413)	(2,807,822)	(2,698,529)
Interest income	14,808	21,323	101,584	94,235
Other	(13,381)	2,871	51,675	37,614
Gain on sale of securities	—	—	—	203,887

Total other	(689,169)	(774,219)	(2,654,563)	(2,362,793)

Income (loss) before taxes	695,147	(2,778,451)	(2,216,356)	(7,305,394)
Income tax benefit (expense)	(286,154)	870,428	426,299	2,219,776

Net earnings (loss)	$408,993	$(1,908,023)	$(1,790,057)	$(5,085,618)

Earnings (loss) per share:
Basic	$0.02	$(0.11)	$(0.08)	$(0.31)

Diluted	$0.02	$(0.11)	$(0.08)	$(0.31)

Weighted average number of shares outstanding:
Basic	24,404,485	16,422,274	22,585,612	16,163,098
Diluted	32,188,901	16,422,274	22,585,612	16,163,098

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics

	(Unaudited) Three Months Ended		Twelve Months Ended
	3/31/04	3/31/03	3/31/04	3/31/03
Operating statistics:
Average number of rigs	30.3	24.0	27.3	22.3
Utilization rate	91%	84%	88%	79%
Revenue days	2,496	1,808	8,764	6,419
Drilling revenue/day	$13,368	$13,867	$12,309	$12,492
Drilling cost/day	$10,716	$12,766	$10,099	$11,033
Capital expenditures:
Rig additions(1)	$16,288,628	$2,509,662	$36,139,971	$25,030,533
Other	$3,497,434	$2,036,778	$8,704,773	$8,558,441

	$19,786,062	$4,546,440	$44,844,744	$33,588,974

(1)
including acquisitions of rig hauling trucks.

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	3/31/2004	3/31/2003
Assets
Current assets:
Cash and cash equivalents	$6,365,759	$21,002,913
Receivables, net	10,901,991	4,499,378
Contract drilling in progress	9,130,794	4,429,545
Federal income tax receivable	—	444,900
Current deferred income taxes	285,384	180,991
Prepaid expenses	1,336,337	914,187

Total current assets	28,020,265	31,471,914
Net property, plant and equipment	115,341,612	87,855,903
Other assets	369,278	366,500

Total assets	$143,731,155	$119,694,317

Liabilities and Equity
Current liabilities:
Notes payable	$558,070	$587,177
Current long-term debt	3,865,236	2,811,986
Accounts payable	13,270,989	14,206,586
Accrued expenses	4,297,952	2,721,856

Total current liabilities	21,992,247	20,327,605
Long-term debt	44,891,674	45,854,542
Deferred taxes	6,010,916	5,839,908

Total liabilities	72,894,837	72,022,055
Total shareholders' equity	70,836,318	47,672,262

	$143,731,155	$119,694,317

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PIONEER DRILLING COMPANY AND SUBSIDIARIES Statements of Operations
PIONEER DRILLING COMPANY AND SUBSIDIARIES Operating Statistics
PIONEER DRILLING COMPANY AND SUBSIDIARIES Condensed Consolidated Balance Sheets